EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

February 18, 2014

VIRGINIA NATIONAL BANKSHARES CORPORATION REPORTS
FOURTH QUARTER AND ANNUAL EARNINGS RESULTS

Charlottesville, VA – Virginia National Bankshares Corporation of Charlottesville, Virginia (the “Company”), reported its unaudited, consolidated financial results for the three-month and annual earnings results for the period ended December 31, 2013. The Company became the parent company of Virginia National Bank (the “Bank”) on December 16, 2013 pursuant to a reorganization agreement and plan of share exchange whereby the Bank reorganized into a holding company form of ownership.

Net income for the quarter ended December 31, 2013 totaled $4.617 million, or $1.72 per share, as compared to $3.776 million or $1.41 per share for the quarter ended December 31, 2012. The quarterly results represent an annualized return on average assets of 3.67%. Net income for the year ended December 31, 2013 totaled $6.896 million, or $2.56 per share and represent a return on average assets of 1.40%.

Highlights related to Virginia National Bankshares Corporation’s consolidated earnings results include:

  Net interest income of $3.632 million in the fourth quarter of 2013 was equal to the net interest income reported in the third quarter of 2013 and a decrease of $133 thousand from $3.765 million in the fourth quarter of 2012. For the twelve months ended December 31, 2013, net interest income of $14.449 million was down $1.174 million from the twelve months ended December 31, 2012. Tax-equivalent yields on interest earning assets fell by 27 basis points during the twelve months of 2013 as compared to the year earlier period, while the average interest rate paid on deposits and repurchase agreements decreased by 11 basis points in the comparable period. The tax equivalent net interest margin for the three months ended and the year ended December 31, 2013 was 3.15% and 3.21%, respectively.

  For the fourth quarter of 2013, Management recaptured $105 thousand in provision for loan losses due primarily to improvements in classified loans and past due loans. This compares favorably to the $190 thousand in provision recorded in the fourth quarter of 2012. For the year ended December 31, 2013, $160 thousand in provision was reported, compared to the net recapture of provision of $79 thousand that was reported in the twelve months ended December 31, 2012.

  Non-interest income for the fourth quarter of 2013 was $13.767 million or an increase of 67.4% from the $8.223 million reported for the fourth quarter of 2012. The revenue increase in the fourth quarter of 2013 when compared to the same period in 2012 was the result of higher VNBTrust annual performance fees. For the twelve months ended December 31, 2013, non-interest income was $17.854 million, or a 48.3% increase from the $12.040 million reported for the twelve months ended December 31, 2012. The higher revenue was primarily the result of increases in VNBTrust fees ($5.252 million), an increase in the value of Bank-Owned Life Insurance ($165 thousand), an increase in gain on sale of assets ($325 thousand) and an increase in Other Income ($213 thousand), which includes brokerage services ($110 thousand). The net increase in year-to-date revenue was offset by lower deposit account fees ($61 thousand) and lower gains on sale of securities ($83 thousand), when compared to the same period in 2012.

  Non-interest expense for the fourth quarter of 2013 was $10.520 million, an increase of $4.361 million or 70.8% from the $6.159 million reported in the fourth quarter of 2012. Higher incentive compensation expenses related to increased performance fee revenue for VNBTrust accounted for $3.395 million higher cost in the quarter ended December 31, 2013 as compared to the year-earlier period. Other areas of non-interest expense that experienced increases in the fourth quarter of 2013 versus the year-earlier period include Occupancy Expense ($71 thousand) and Other Expense ($895 thousand). The increase in Other Expense was primarily due to legal, professional and consulting fees associated with the formation of the bank holding company and changes to the Bank’s wealth management model, as well as an increase in charitable giving and an OREO property valuation write-down of $160 thousand over the same period in 2012.

For the twelve months of 2013, non-interest expense totaled $22.035 million, an increase of $2.385 million over the $19.650 million reported for the same period in 2012. Salaries and employee benefits increased $2.784 million in 2013 as compared to 2012. Much of this increase is due to the increase in incentive compensation for VNBTrust, discussed earlier. Offsetting the year-over-year increase were decreases in Equipment expense ($221 thousand), Other Expense ($169 thousand), and Net Occupancy expense ($9 thousand). The decline in depreciation costs and in equipment maintenance costs were the primary reason for the decrease in Equipment expense. The decrease in Other Expense was primarily driven by a $623 thousand decrease in OREO expense during 2013 as compared to 2012 and this is associated with a lower level of OREO valuation write-downs in 2013 as compared to 2012.

Other Information:

Changes in other unaudited financial information are as follows:

  Total assets at December 31, 2013 amounted to $513.0 million, an increase of $29.1 million from the $483.9 million reported at September 30, 2013 and a $5.4 million increase from the $507.6 million reported for December 31, 2012.

  Net loans outstanding at December 31, 2013 were $296.7 million, as compared to $294.1 million at September 30, 2013 and $15.1 million or 5.4% more than the $281.6 million balance reported at December 31, 2012.

  Loan delinquencies continued to decline during the fourth quarter of 2013 with non-accrual loans at 0.12% of outstanding loans at December 31, 2013; as compared to 0.13% at September 30, 2013 and 0.49% at December 31, 2012. At December 31, 2013 the allowance for loan losses to total loans ratio was 1.12%. Additionally, the net charge offs to average loans ratio was 0.09% for the quarter ended December 31, 2013.

  Deposit and repo sweep accounts totaled $446.8 million, up $17.5 million from the $429.3 million at September 30, 2013, but down $2.6 million from the $449.4 million at December 31, 2012. The decline in deposit balances was anticipated by management as an indication that customers are moving funds back into the investment markets or they are continuing to de-leverage themselves. These situations are considered normal transactional activity for the Bank’s diverse customer base.

  Total shareholders’ equity was $58.0 million at December 31, 2013, up $4.3 million from $53.7 million at September 30, 2013 and an increase of $4.1 million from the $53.9 million reported at December 31, 2012. The accumulated other comprehensive income (“AOCI”), which consists of the unrealized gain or loss in the investment portfolio, decreased $2.6 million to an unrealized loss of $1.4 million at December 31, 2013 as compared to a $1.2 million unrealized gain at December 31, 2012. These changes in AOCI are the result of market valuation changes resulting from, in this case, a rise in longer term interest rates. The Tier 1 Leverage Ratio of the Company was 11.86% at December 31, 2013 as compared to 10.87% at December 31, 2012 and 11.22% at September 30, 2013. Total Risk-based Capital Ratio was 18.00% at December 31, 2013 as compared to 16.21% at December 31, 2012 and 16.33% at September 30, 2013. The book value per share at December 31, 2013 was $21.54.

  As previously announced, on December 17, 2013 the Company’s Board of Directors declared a quarterly cash dividend of $0.05 per share and the dividend was paid on January 10, 2014 to shareholders of record on January 2, 2014. Cash dividends declared in 2013 totaled over $403 thousand.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation is a bank holding company formed in 2013 for the purposes of reorganizing Virginia National Bank into a holding company form of ownership. On December 16, 2013, when the reorganization and share exchange became effective, each outstanding share of the Bank was exchanged for one share of the Company, and the Bank became a wholly-owned subsidiary of the Company. Virginia National Bankshares Corporation is headquartered at 404 People Place, Charlottesville, Virginia. The Company’s stock trades on the OTC Markets Group’s OTCQB Market under the symbol “VABK”. Additional information on the Company is also available at www.vnb.com.

Virginia National Bank began operations in July 1998 and is headquartered in Charlottesville, Virginia. It has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. The Bank is committed to providing its customers with banking services comparable to those that larger regional and nationwide banks generally reserve for their larger clients. Investment management and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

Forward-Looking Statements; Other Information

Statements which express or imply a view about the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Bank and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company will file audited consolidated financials in its Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission by the end of March 2014. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

For more information, review reports filed by Virginia National Bank with the Office of the Comptroller of the Currency, including the Bank’s Annual Report on Form 10-K for the year ended December 31, 2012, available at www.vnb.com, before making any investment decision about Virginia National Bankshares Corporation.

VIRGINIA NATIONAL BANKSHARES CORPORATION
(FORMERLY VIRGINIA NATIONAL BANK AND SUBSIDIARY)
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	December 31, 2013	December 31, 2012
ASSETS	(Unaudited)	(Audited)
Cash and due from banks	$12,871	$15,647
Federal funds sold	27,201	56,131
Securities:
Available for sale, at fair value	133,027	110,853
Held to maturity, at amortized cost
(Fair value - $6,060 in 2012)	-	5,991
Restricted securities, at cost	1,645	1,729
Total securities	134,672	118,573

Total loans	300,034	284,860
Allowance for loan losses	(3,360)	(3,267)
Total loans, net	296,674	281,593

Premises and equipment, net	9,824	10,654
Other real estate owned, net of valuation allowance	2,372	1,746
Bank owned life insurance	12,595	12,150
Accrued interest receivable and other assets	16,785	11,112
Total assets	$512,994	$507,606
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$140,911	$131,559
Interest-bearing	80,832	80,916
Money market deposit accounts	84,555	102,804
Certificates of deposit and other time deposits	124,162	130,143
Total deposits	430,460	445,422
Securities sold under agreements to repurchase	16,297	4,000
Accrued interest payable and other liabilities	8,281	4,245
Total liabilities	455,038	453,667
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	$-	$-
Common stock, $2.50 par value, 10,000,000 shares
authorized; 2,690,320 and 2,690,220 shares issued
and outstanding in 2013 and 2012, respectively
(including 288 non-vested shares at December 2013
and 575 at December 2012)	6,725	6,724
Capital surplus	27,915	27,809
Retained earnings	24,747	18,254
Accumulated other comprehensive income (loss)	(1,431)	1,152
Total shareholders' equity	57,956	53,939
Total liabilities and shareholders' equity	$512,994	$507,606

VIRGINIA NATIONAL BANKSHARES CORPORATION
(FORMERLY VIRGINIA NATIONAL BANK AND SUBSIDIARY)
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest and dividend income:
Loans, including fees	$3,221	$3,487	$12,998	$14,720
Federal funds sold	19	23	74	112
Investment securities
Taxable	490	424	1,836	1,817
Tax exempt	117	88	447	174
Dividends	20	19	78	73
Other	3	4	13	8
Total interest and dividend income	3,870	4,045	15,446	16,904

Interest expense:
Demand and savings deposits	51	52	222	228
Certificates and other time deposits	180	227	758	1,049
Federal funds purchased and securities sold
under agreements to repurchase	7	1	17	4
Total interest expense	238	280	997	1,281
Net interest income	3,632	3,765	14,449	15,623

Provision for (recovery of) loan losses	(105)	190	160	(79)
Net interest income after provision for
(recovery of) loan losses	3,737	3,575	14,289	15,702

Noninterest income:
Trust income	12,813	7,664	14,981	9,729
Customer service fees	226	246	921	982
Debit/credit card and ATM fees	186	188	729	726
Increase in value of bank owned life ins.	109	87	445	280
Gain on sale of assets	302	(21)	304	(21)
Gain on sale of securities	-	-	50	133
Other	131	59	424	211
Total noninterest income	13,767	8,223	17,854	12,040

Noninterest expenses:
Salaries and employee benefits	7,733	4,338	13,746	10,962
Net occupancy expense	572	501	2,104	2,113
Equipment expense	221	221	686	907
Other	1,994	1,099	5,499	5,668
Total noninterest expenses	10,520	6,159	22,035	19,650

Income before income taxes	6,984	5,639	10,108	8,092
Provision for income taxes	2,367	1,863	3,212	2,611
Net income	$4,617	$3,776	$6,896	$5,481

Earnings per share, basic	1.72	1.41	$2.56	$2.04
Earnings per share, diluted	1.72	1.41	$2.56	$2.04

Weighted average shares outstanding, basic	2,690,287	2,690,220	2,690,237	2,690,220
Weighted average shares outstanding, diluted	2,690,825	2,690,220	2,690,492	2,690,220

VIRGINIA NATIONAL BANKSHARES CORPORATION
(FORMERLY VIRGINIA NATIONAL BANK AND SUBSIDIARY)
Per Share, Performance and Capital Ratios1

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Per Share Data:
Earnings per weighted
average share	1.72	0.34	0.30	0.20	1.41
Weighted average shares
outstanding	2,690,287	2,690,220	2,690,220	2,690,220	2,690,220
Actual shares outstanding	2,690,320	2,690,220	2,690,220	2,690,220	2,690,220
Book value per share
at period end	$21.54	$19.97	$19.70	$20.12	$20.05
Performance Ratios:
Return on average assets	3.67%	0.75%	0.67%	0.44%	3.07%
Net interest margin (FTE)[2]	3.15%	3.23%	3.22%	3.21%	3.34%
Efficiency ratio[3]	60.32%	74.74%	76.90%	80.38%	51.37%
Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	11.86%	11.22%	11.10%	10.85%	10.87%
Total risk-based capital ratio	18.00%	16.33%	16.29%	16.29%	16.21%
Allowance for loan losses
to total loans	1.12%	1.16%	1.21%	1.19%	1.15%
Non-accruing loans to
total loans	0.12%	0.13%	0.17%	0.44%	0.49%
Net charge-offs (net recoveries)
to average loans
(annualized)	-0.01%	0.13%	-0.03%	0.01%	0.49%

1 December 31, 2013 performance financials are for Virginia National Bankshares Corporation and its subsidiaries. Prior periods were reported for Virginia National Bank and subsidiary.

2 The net interest margin is reported on a fully tax equivalent basis (FTE). GAAP income presented on the income statement for investment securities totaling $627 thousand and $531 thousand for the periods ended December 31, 2013 and for December 31, 2012, respectively, has been adjusted to $666 thousand and $562 thousand, respectively, to reflect the taxable equivalence of the tax-exempt securities using a Federal income tax rate of 34%. Other periods shown were likewise adjusted to reflect the tax equivalent basis.

3 The efficiency ratio for the three month period ended December 31, 2013 is computed as a percentage of non-interest expense divided by fully tax equivalent (FTE) net interest income and non-interest income. The computation for prior periods does not reflect the net interest income adjustment for the tax equivalence of tax exempt securities.

Virginia National Bankshares Corporation Contact:	Ronald E. Baron, EVP & CFO 434-817-8510